[LETTERHEAD OF SIX RIVERS NATIONAL BANK]
                                 402 "F" STREET
                            EUREKA, CALIFORNIA 95501

March 16, 2000




Dear Six Rivers National Bank Shareholders:

         You may have received a recent letter from Charles D. Aalfs relating to our proposed merger with North Valley Bancorp. We believe that this letter was sent solely to disrupt our pending merger which, simply put, will leave our shareholders holding the bag. Normally we would not respond to such a letter, but, because of the importance of the pending merger, we thought you should have the facts.

         o BETTER VALUE: First off, as expressed in our proxy, after thoroughly evaluating the available options, your Board firmly believe that the NORTH VALLEY TRANSACTION HOLDS THE BEST FINANCIAL PROSPECTS for our shareholders. Your Board unanimously believes the relative value of North Valley's stock is far greater than the overvalued, thinly traded, unlisted stock of Humboldt Bancorp. Just look at the current trading multiples: Humboldt is trading at 2 times book value, North Valley at book value; Humboldt is trading at 15 times 1999 earnings of $1.00, North Valley at 7.5 times 1999 earnings of $1.21 (think about it, North Valley has 21% greater per share earnings but only 50% of the trading multiples). North Valley historically has had superior profitability and in our view better quality earnings. Thus we think North Valley's stock is an extremely attractive value and the obvious choice as a merger partner.

         o POSITIVE EFFECT ON PER SHARE EARNINGS: North Valley has stated repeatedly and unambiguously that our merger should INCREASE ITS PROJECTED EARNINGS PER SHARE in the first full year of joint operations. We believe that this positive impact holds great promise for the future market performance of North Valley's stock and its history of cash dividends ($0.40 per share in 1999, a yield of more than 4%). This will benefit all shareholders, including Six Rivers shareholders.

         o POOR TRACK RECORD: It is important to remember that Humboldt Bancorp's acquisition of Global Bancorp has been pending since June 1999, an UNPRECEDENTED PERIOD FOR A SIMPLE TRANSACTION. We think this raises significant questions about their ability to successfully pursue a much larger and more complicated transaction.

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March 16, 2000
Page 2

         o NO REALISTIC ALTERNATIVES: Next, because of our local shareholders' skepticism toward Humboldt Bancorp and the perceived negative impact of a Humboldt merger on our customers, employees and communities, we think that obtaining two-thirds shareholder support for a transaction with Humboldt is extremely unlikely. This would leave us WITHOUT ANY NEAR-TERM MERGER prospects, particularly in time to take advantage of pooling accounting.

         o HIGH COSTS FOR SPECULATION: Finally, for Six Rivers to abandon its North Valley transaction to pursue a highly speculative merger with Humboldt would be foolish. If Six Rivers drops North Valley to negotiate a merger with Humboldt, Six Rivers would have to PAY A $2,000,000 BREAK-UP FEE TO NORTH VALLEY AND LOSE ALL THE FEES AND COSTS INCURRED TO DATE. Instead, we are focusing our efforts on completing our merger which we believe will produce a successful, geographically diverse banking franchise.

             While we do not doubt Mr. Aalfs' sincerity, we believe his judgment has been shaped by his historic attachment to Humboldt Bancorp and his position as one of its large shareholders. Frankly, not having been a part of our Board's diligent analysis of all options, he misunderstands and misstates the care that went into our decision.

             We encourage you to carefully review the proxy materials that have been mailed to you with particular attention to the Reasons for the Merger (pages 35 -38) and vote FOR the merger by immediately returning your proxy card. If we can answer any questions, please let us know.


Sincerely Yours,

/s/ WILLIAM T. KAY                        /s/ MICHAEL W. MARTINEZ
-------------------------                 -----------------------
    William T. Kay                            Michael W. Martinez
    Chairman of the Board                     President & CEO
    (707) 822-2971                            (707) 443-8400

P.S. If you haven't voted yet, enclosed is a PROXY CARD TO MAKE SURE YOUR VOTE COUNTS.

This letter contains certain forward-looking statements that are subject to risks and uncertainties about possible financial condition, results of operations and business of North Valley Bancorp and Six Rivers National Bank. We accept no obligation to update these statements. Many factors could affect the future results and cause results to differ materially from the statements. These statements are not guarantees of future performance. Risks and uncertainties include, among other considerations: (a) the successful completion of the merger and the integration of Six Rivers and North Valley and the related cost savings and earnings accretion; and (b) and competitive impacts in the market place including lower than expected revenues, increase in competition, interest rate changes reduced margins, economic conditions are less favorable and deteriorate credit quality or cause reduced credit demand, and legislative/regulatory changes adversely affect the business.